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                                                                     Exhibit 5.1

                   [Letterhead of Wilmer, Cutler & Pickering]

                                 March 1, 2001

Danaher Corporation
1250 24th Street, N.W., Suite 800
Washington, D.C. 20037

Ladies and Gentlemen:

   We have acted as securities counsel for Danaher Corporation, a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act") of $829,823,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes due 2021 (Zero Coupon--Senior) (each, a "Note") and the Company's common stock, $0.01 par value per share (the "Shares"), issuable upon conversion of the Notes pursuant to that certain Indenture dated as of January 22, 2001 (the "Indenture"), by and between the Company and SunTrust Bank, as trustee (including any successor thereto, the "Trustee"). The Company issued the Notes pursuant to that certain Purchase Agreement, dated as of January 17, 2001, by and between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Purchase Agreement"). The Notes and the Shares are to be offered and sold by certain securityholders of the Company.

   We have examined originals, photocopies or conformed copies of all such records of the Company and its subsidiaries, all such agreements and certificates of public officials, and such other documents, including the Purchase Agreement, the Indenture and the Registration Statement, as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

   Based upon and subject to the foregoing, we are of the opinion that:

     1. The Notes have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent enforcement thereof might be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights generally, and
  (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity.

     2. The Shares have been duly authorized and reserved and, when delivered upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the prospectus included as part of the Registration Statement.

   In rendering the foregoing opinion, we do not express an opinion concerning any laws other than the laws of the State of New York, the general corporate law of the state of Delaware and the federal laws of the United States of America.

                                          Sincerely,

                                          WILMER, CUTLER & PICKERING

                                                  /s/ Meredith B. Cross
                                          By:__________________________________
                                                Meredith B. Cross, a Partner